EXHIBIT 10.3

EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of January 4, 2005, by and between Trizec Properties, Inc., a Delaware corporation (the “Company”), and William Tresham, an individual residing in Evanston, Illinois (the “Executive”).

     WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an employment agreement with the Executive and the Executive is willing to serve as an employee of the Company, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment and Duties.

     (a) General. The Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company, reporting to the Chief Executive Officer. The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the Board of Directors (the “Board”) of the Company. The Executive’s principal place of employment shall be the principal offices of the Company in Chicago; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.

     (b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board, and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Board or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on civic or charitable boards or engage in charitable activities without remuneration therefor and (ii) manage personal investments, provided that such activity does not contravene the previous sentence or the provisions of Sections 6, 7, 8, 10 and 11 hereof.

     2. Term of Employment. The Executive’s employment under this Agreement shall commence as of January 4, 2005 (the “Effective Date”) and shall terminate on the earlier of (i) December 31, 2005 and (ii) the termination of the Executive’s employment under this Agreement; provided, however, that the term of the Executive’s employment shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend has been given to the other party at least 60 days prior to the expiration of the then-effective term. The period from the Effective Date until the termination of the Executive’s employment under this Agreement is referred to as the “Term”.

     3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

     (a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $325,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. The Base Salary shall be reviewed by the Compensation Committee of the Board in good faith, based upon the Executive’s performance, not less often than annually, and such Base Salary may be increased (but not decreased from the then applicable Base Salary) upon the basis of such review during the remainder of the Term.

     (b) Target Annual Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive an incentive bonus (the “Target Annual Bonus”). The target amount of the Executive’s annual incentive bonus shall be 100% of his Base Salary and shall be determined in accordance with a Company incentive compensation program as applicable to senior executives (including bonus ranges) as in effect from time to time.

     (c) Long-Term Incentive Compensation. During the Term, the Executive shall be eligible to participate in the Company’s long-term incentive compensation programs generally applicable to senior executives of the Company as in effect from time to time. The target amount of the Executive’s annual long-term incentive compensation shall be 150% of his Base Salary and shall be determined by the Board in its sole discretion.

     (d) 2004 Outperformance Compensation Program. The Executive shall be eligible to participate in the Company’s 2004 Outperformance Program (the “OPP”) under the LTIP in accordance with the terms of the OPP program document. The Executive’s Award Percentage (as defined in the OPP) shall be 14%. The Executive shall receive separate documentation regarding the OPP.

     (e) Employee Benefits. The Executive shall be entitled to participate in all employee welfare, pension and fringe benefit plans, programs and arrangements of the Company in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to other senior executives of the Company.

     (f) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

     (g) Automobile. During the Term the Executive shall receive a monthly automobile allowance of $1,000, payable in accordance with the Company’s policy as in effect from time to time.

     (h) Vacation. The Executive shall be entitled to 20 vacation days each year during the Term in accordance with the Company’s policy as in effect from time to time.

     4. Termination of Employment.

     (a) Termination for Cause; Resignation Without Good Reason. (i) If the Executive’s employment is terminated by the Company for Cause, as defined in Section 4(a)(ii) hereof, or if the Executive resigns from his employment hereunder other than for Good Reason, as defined in Section 4(a)(iii) hereof, the Executive shall only be entitled to payment of unpaid Base

Salary through and including his date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (the “Other Benefits”). The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

     (ii) Termination for “Cause” shall mean termination of the Executive’s employment because of:

  (A) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

  (B) the willful and continued failure or refusal of the Executive to perform the duties reasonably required of him as an employee of the Company;

  (C) the Executive’s conviction of, or plea of nolo contendere to, a felony;

  (D) the Executive’s engaging in any willful misconduct, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company or any of its subsidiaries or affiliates;

  (E) the Executive’s material breach of a written policy of the Company;

  (F) the Executive’s refusal to follow the directions of the Board or the Chief Executive Officer; or

  (G) any other willful misconduct or gross negligence by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;

provided, however, that no event or condition described in clauses (A) though (G) shall constitute Cause unless (x) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 20 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Executive has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter).

     (iii) Resignation for “Good Reason” shall mean termination of employment by the Executive because of the occurrence of any of the following events without the Executive’s prior written consent:

  (A) a decrease in the Executive’s Base Salary or a failure by the Company to make any of the awards required under Section 3 above, or pay any of the compensation provided for under Section 3 above to the Executive in connection with his employment;

  (B) a material diminution of the responsibilities, positions or titles of the Executive from those set forth in this Agreement or a change in reporting responsibility such that the Executive reports to a person other than the Chief Executive Officer; or

  (C) the Company requiring the Executive to be based at any office or location more than 50 miles from Chicago, Illinois;

provided, however, that no event or condition described in clauses (A) through (C) shall constitute Good Reason unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 20 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Company has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter).

     (b) Termination Without Cause; Resignation for Good Reason. (i) Except as set forth in Section 4(d), if the Company gives notice of non-renewal under Section 2 or if, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause or if the Executive resigns from his employment hereunder for Good Reason, the Company shall pay to the Executive the Other Benefits plus any earned but unpaid bonus for a previously completed fiscal year of the Company and a pro-rata Target Annual Bonus for the fiscal year in which the termination occurs. The Executive shall also receive his Base Salary and Target Annual Bonus (at the rates in effect on the date the Executive’s employment is terminated) for a one-year period commencing on the date of the Executive’s termination of employment. The payments shall be made in accordance with the Company’s ordinary payroll practices. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

     (ii) The Company shall not be required to make the payments and provide the benefits provided for under Section 4(b) (excluding the Other Benefits), unless the Executive executes and delivers to the Company, a waiver and a release substantially in a form approved by the Company.

     (iii) If, following a termination of employment without Cause, the Executive breaches the provisions of Sections 6, 7, 8, 10 and 11 hereof, the Executive shall no longer be eligible, as of the date of such breach, for the payments and benefits described in Section 4(b), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

     (c) Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s disability, as defined below, the Company shall be entitled to terminate his employment in accordance with the terms of Section 4(e). In the event of termination of the Executive’s employment by reason of Executive’s death or disability, the Company shall pay to the Executive (or his estate, as applicable), the Executive’s Base Salary through and including the date of termination and the Other Benefits. For purposes of this Agreement, “disability” shall have the meaning ascribed in the Company’s long-term disability plan applicable to the Executive as in effect from time to time.

     (d) Termination Following a Change in Control. In lieu of the payments set forth in Section 4(b), if the Executive’s employment is terminated by the Company without Cause or the

Executive resigns his employment for Good Reason, in either case within two years following a Change in Control (as defined in the LTIP):

     (i) the Executive shall be entitled to receive a lump-sum severance payment in an amount equal to the sum of the Other Benefits, an amount equal to one year of the Base Salary and an amount equal to one year of the Target Annual Bonus (at the rates in effect on the Executive’s termination of employment). The payments shall be made as soon as reasonably practicable following the Executive’s termination of employment and in any event no later than 15 business days; and

     (ii) notwithstanding any provision in the applicable equity award plan or agreement, all nonvested equity awards held by the Executive as of his date of termination shall vest immediately. Stock options (and equivalent awards) shall remain exercisable until the applicable expiration dates provided in the applicable plan and award agreement, and all other equity awards will settle and be paid as soon as reasonably practicable following the Executive’s termination of employment and in any event no later than 15 business days.

     (e) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 24 of this Agreement which shall state the effective date of termination.

     (f) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and its subsidiaries and affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

     5. Gross-Up Payment. (i) If, during the term of the Executive’s employment, there is a change in ownership or control of the Company that causes any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (ii) Determination of the Gross-Up Payment. Subject to the provisions of Section 5(iii), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the

“Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment with respect to which the Executive in good faith believes a Gross-Up Payment may be due under this Section 5, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the later of (A) the due date for the payment of any Excise Tax and (B) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive’s benefit. The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment.

     (iii) Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

  (A) give the Company any information reasonably requested by the Company relating to such claim,

  (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

  (C) cooperate with the Company in good faith in order effectively to contest such claim, and

  (D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Executive on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (iv) Refund. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company complying with the requirements of this Section 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to this Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. Confidentiality.

     (a) Confidential Information. (i) The Executive agrees that he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”), directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning past, present or prospective customers, marketing data, or other confidential information used by, or useful to, any member of the Company Group and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group.

     (ii) In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

     (b) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 6.

     7. Non-Solicitation. The Executive agrees that, during his employment and for a one-year period ending on the first anniversary of the Executive’s termination of employment for any reason (the “Non-Solicitation Restricted Period”) the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company Group and any member of the Company Group, or solicit, induce or attempt to solicit or induce any such person to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, tenant, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

     8. No Conflicting Agreement. The Executive represents and warrants to the Company that the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.

     9. Certain Remedies.

     (a) Remedies. Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 4 hereof, the Executive agrees that a breach of any of the covenants contained in Sections 6, 7, 8, 10 and 11 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6, 7, 8, 10 and 11 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

     (b) Extension of Restricted Periods. In addition to the remedies the Company may seek and obtain pursuant to Section 4, the Non-Solicitation Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 6, 7, 8, 10 and 11 of this Agreement.

     10. Defense of Claims. The Executive agrees that, during the Term, and for a period of two years after termination of the Executive’s employment for any reason, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 10. The Company agrees that if the Executive is or is made a party, or is threatened to be made a party, to any action, suit or proceeding (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another entity, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by law against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue after termination of the Executive’s employment with respect to acts or omissions which occurred prior to his termination of employment, and shall inure to the benefit of Executive’s heirs, executors and administrators. To the fullest extent allowed by law, the Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

     11. Nondisparagement. Each party agrees that at no time during the Executive’s employment by the Company or thereafter shall such party make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party, including in the case of the Company any member of the Company Group or any of its respective directors, officers or employees.

     12. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

     13. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration shall be arbitrated by a single arbitrator mutually selected by the Executive and the Company, with the AAA to appoint the arbitrator in the event that the parties are unable to agree on the selection within thirty days following the initiation of the arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If the Executive prevails with respect to any material issue in connection with any dispute arising under this Agreement (including any action brought by the Company for injunctive relief), the Company shall reimburse the Executive for all of his costs and expenses, including legal fees, incurred in connection therewith.

     14. Nonassignability; Binding Agreement.

     (a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

     (b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

     (c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

     15. Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that, if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any one or more of the provisions contained in this Agreement are determined by a court of competent jurisdiction or arbitrator to be excessively broad as to duration, activity, geographic application or subject, such provision or provisions shall be construed, by limiting or reducing them to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

     16. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

     17. Timing of Payments. Notwithstanding any other provision of this agreement or any applicable plan, program or arrangement, the timing of any payments owed to the Executive by the Company may be delayed if, and to the extent, necessary to comply with the provisions of the American Jobs Creation Act of 2004 or other applicable laws, rules and regulations.

     18. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     19. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the Illinois applicable to contracts executed in and to be performed in that State.

     20. Survival of Certain Provisions. The rights and obligations set forth in Sections 6, 7, 8, 9, 10 and 11 shall survive any termination or expiration of this Agreement.

     21. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

     22. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     23. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     24. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Trizec Properties, Inc.
10 South Riverside Plaza
Suite 1100
Chicago, IL 60606
ATTN: General Counsel

To the Executive:

William Tresham
c/o Trizec Properties, Inc.
10 South Riverside Plaza
Suite 1100
Chicago, IL 60606,

     or such other address of the Executive as may be set forth in a written notice delivered to the Company in accordance with this Section 24.

     All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

     25. Definition of “Company”. For purposes of the payment of sums due to the Executive under this Agreement, the defined term “Company” shall be deemed to include Trizec Properties, Inc. and any one or more of its subsidiaries or affiliates, as appropriate.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

By /s/ Timothy H. Callahan
Name: Timothy H. Callahan

THE EXECUTIVE

/s/ William Tresham
William Tresham